Exhibit 3
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the Common Stock, par value $0.003 per share, of Cheniere Energy, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.
Dated: May 28, 2009

SRM GLOBAL MASTER FUND LIMITED PARTNERSHIP
By:	SRM Global Fund General Partner Limited, its General Partner

By:	/s/ Andrew Mortimer
	Name:	Andrew Mortimer
	Title:	Authorised Signatory

SRM GLOBAL FUND GENERAL PARTNER LIMITED
By:	/s/ Andrew Mortimer
	Name:	Andrew Mortimer
	Title:	Authorised Signatory

SRM FUND MANAGEMENT (CAYMAN) LIMITED
By:	/s/ Andrew Mortimer
	Name:	Andrew Mortimer
	Title:	Director

JONATHAN WOOD
By:	/s/ Jonathan Wood
	Name:	Jonathan Wood